Exhibit 99.1

Simulations Plus

Integrating Science and Software

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:

Simulations Plus Investor Relations	Hayden IR
Ms. Renée Bouché	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

December 13, 2012

Simulations Plus Announces Accelerated Quarterly Cash Dividend

Company declares accelerated cash dividend of $0.14 per share

LANCASTER, CA, December 13, 2012 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of simulation and modeling software for pharmaceutical discovery and development, today announced that its board of directors has decided to accelerate a portion of the expected dividend payments for 2013, in light of uncertainty surrounding taxes on dividends.

The Board of Directors declared its next ongoing quarterly cash dividend of $0.05 per share. In addition, the Board of Directors decided to pay a $0.03 per share portion of the intended $0.05 per share dividend for the following three quarters to its shareholders. This accelerated payment will be distributed on Friday, December 28, 2012, for shareholders of record as of Monday, December 24, 2012.

Ms. Momoko Beran, chief financial officer of Simulations Plus, said: “The board has decided, as many other public board have, that to take advantage of the federal income tax rates currently in effect and due to expire on December 31, it is in the best interests of the majority of shareholders to receive dividend distributions during the current tax year. The board will continue to review the Company’s dividend policy, considering tax rates, policies, and the Company’s financial performance.”

Walt Woltosz, chairman and chief executive officer of Simulations Plus added, “Some companies are distributing as much as eight quarters of dividends in advance, but their yields are more typically around two percent, while ours is more than double that. By distributing a portion of the second through fourth quarter intended dividends now, we benefit current shareholders. By maintaining the remaining portion for those quarters as intended distributions for next year, we expect to maintain interest in the stock for investors who seek dividends at a rate competitive with most other dividend-paying companies. It should be noted that the board of directors always has the option of increasing, decreasing, or eliminating future dividend payments in accordance with the Company’s priorities for its use of cash or changes in tax laws, so that there can be no assurances that future dividends will be paid, and if they are, what the actual amounts might be.”

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation and modeling software, which is licensed to and used in the conduct of drug research by major pharmaceutical, biotechnology, agrochemical, and food industry companies worldwide. We also provide a productivity tool called Abbreviate! for PCs as well as an educational software series for science students in middle and high schools known as FutureLab™. Simulations Plus, Inc., is headquartered in Southern California and trades on the NASDAQ Capital Market under the symbol “SLP.” For more information, visit our Web site at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the Securities and Exchange Commission.